Exhibit 10.4

EXECUTION COPY

AMENDED AND RESTATED

RESTRUCTURING AGREEMENT

As of this 9th day of March, 2007, this Amended and Restated Restructuring Agreement (“Agreement”) is made by and between Great Lakes Aviation, Ltd., an Iowa corporation with its principal place of business at 1022 Airport Parkway, Cheyenne, Wyoming 82001 (“Great Lakes”), and Raytheon Aircraft Credit Corporation, a Kansas corporation with its principal place of business at 101 South Webb Street, Suite 300, Wichita, Kansas 67207 (“RACC”).

RECITALS

A.	Great Lakes currently owns twenty-five (25) Beech Model 1900D Airliners that have been financed by RACC and have the following Manufacturer’s Serial Numbers: UE-100, UE-122, UE-153, UE-154, UE-169, UE-170, UE-184, UE-192, UE-195, UE-201, UE-202, UE-208, UE-210, UE-211, UE-219, UE-220, UE-240, UE-245, UE-247, UE-251, UE-253, UE-254, UE-255, UE-257 and UE-261 (collectively and individually, the “Aircraft”).

B.	Great Lakes and RACC are parties to a Restructuring Agreement dated as of December 31, 2002 (as amended and in effect on the date hereof, the “Existing Restructuring Agreement”).

C.	Great Lakes is currently in default of various provisions of the Existing Restructuring Agreement.

D.	Great Lakes and RACC desire to amend and restate the Existing Restructuring Agreement on the terms set forth herein and to provide for, among other things, (i) the restructuring of the Group B Notes (as defined in the Existing Restructuring Agreement) relating to the Aircraft (the “Existing Aircraft Notes”), (ii) the restructuring of the Senior Note and the Subordinated Note as defined in the Existing Restructuring Agreement (as so defined, the “Existing Senior Note” and “Existing Subordinated Note”, respectively), and (iii) other amendments for the purpose of curing all existing defaults by Great Lakes on its obligations to RACC.

E.	Subject to the satisfaction of the Conditions to Continued Effectiveness (as defined in Section 8(B) of this Agreement), for simplicity and ease of use, Great Lakes and RACC intend for this Agreement to amend and restate in its entirety the Existing Restructuring Agreement (but not the Transaction Documents (as defined in the Existing Restructuring Agreement)).

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Great Lakes and RACC agree as follows:

1.	Recitals Incorporated. The parties hereto hereby incorporate the Recitals as if fully set forth herein.

2.	Aircraft Notes. The Existing Aircraft Notes and all amounts owed thereunder as of the Effective Date shall be restructured in their entirety by the issuance of amended and restated promissory notes executed by Great Lakes payable to RACC (each an “Aircraft Note” and collectively, the “Aircraft Notes” the form of which is attached hereto as Exhibit A). The Aircraft Notes shall be secured by the Group B Security Agreements as defined in the Existing Restructuring Agreement (as so defined, the “Existing Aircraft Security Agreements”), as amended by amendments thereto (collectively, the “Aircraft Security Agreement Amendments”, the form of which is attached hereto as Exhibit B; the Existing Aircraft Security Agreements, as amended by the Aircraft Security Agreement Amendments and as may be further amended and in effect from time to time, are hereinafter referred to as the “Aircraft Security Agreements”). Each of the Aircraft Notes shall bear interest at a fixed rate of six and three-quarters percent (6.75%) per annum, shall have an original principal amount of $2,145,520.42 and provide for monthly payments as set forth on Schedule 1 hereto payable in arrears starting on March 31, 2007. The principal balances of the Aircraft Notes shall amortize as set forth on Schedule 1 hereto, with a final maturity on June 30, 2011. The Aircraft Notes shall be fully assignable and Great Lakes agrees to cooperate with RACC to facilitate any such assignment.

3.	Senior Note. Each of the Existing Senior Note and the Existing Subordinated Note and all amounts owing thereunder as of the Effective Date shall be restructured in their entirety by the issuance of a single promissory note executed by Great Lakes payable to RACC (the “Senior Note”), the form of which is attached hereto as Exhibit C. The interest rate on the Senior Note shall be seven percent (7.00%) per annum. Interest on the Senior Note shall be payable monthly in arrears on the last day of each month commencing on March 31, 2007. Commencing with the calendar quarter ending on June 30, 2007, the Senior Note shall provide for quarterly payments of principal as set forth on Schedule 2 hereto with a final maturity on December 31, 2015. The amount of each quarterly principal payment shall be adjusted to fully amortize the remaining principal balance over the remaining amortization period after the application of any payments pursuant to Section 6(C) of this Agreement, if any.

4.

Equity Provisions from Existing Restructuring Agreement. Sections 8(B), 15(H) and 15(J) of the Existing Restructuring Agreement, copies of which are attached hereto as Exhibit H, together with the defined terms used therein (as each such term is defined in the Existing Restructuring Agreement), are hereby incorporated by reference and made a part of this Agreement, except that with respect to Section 15(J) of the Existing Restructuring Agreement, the phrase “simultaneously with the completion of its Form 10-K for its 2002 fiscal year” is hereby deleted and replaced with the phrase “by not later than June 30, 2007.”

5.	Engine Fleet Maintenance Program.

(A)	Great Lakes agrees to maintain in effect and comply in all material respects with the terms of its TCP Fleet Maintenance Program with Pratt & Whitney Canada Corp. (“Pratt & Whitney”) pursuant to that certain Amended and Restated Term Cost Plan TCP # 03-1907 dated July 19, 2006 between Great Lakes and Pratt & Whitney (as amended and in effect from time to time, the “FMP Agreement”). Great Lakes further agrees that it shall not make any amendments or modifications to the FMP Agreement without RACC’s prior written consent.

(B)	As collateral security for the Obligations as hereinafter defined, Great Lakes has collaterally assigned to RACC all of its rights (but none of the obligations) of Great Lakes in and to the FMP Agreement and any other related agreements, as well as all funds paid by Great Lakes as prepayments for engine maintenance pursuant to the terms of the FMP Agreement and any other related agreements, pursuant to a Collateral Assignment of Fleet Maintenance Plan Agreement dated as of July 19, 2006 (as amended and in effect from time to time, the “FMP Collateral Assignment”). Great Lakes shall take all steps necessary to ensure that the FMP Collateral Assignment shall remain in full force and effect at all times that any of the Obligations (as defined in Section 7 of this Agreement) remain outstanding and owing to RACC.

6.	Prepayments.

(A)

Mandatory Prepayments. Not later than thirty (30) business days after the end of each fiscal year, Great Lakes shall prepay amounts outstanding under the Group A Engine Overhaul Note executed by Great Lakes in favor of RACC (as so defined, the “Engine Overhaul Note”), the Senior Note and the Aircraft Notes (collectively, the “Notes”) in an aggregate amount equal to seventy percent (70%) of the Excess Cash as at the end of such fiscal year, accompanied by a certificate of the chief financial officer of Great Lakes setting forth in reasonable detail the calculation of Excess Cash as at the end of such fiscal year. “Excess Cash” shall mean as at the end of any fiscal year an amount equal to (i) the sum of the cash, cash equivalents and short term instruments, such as certificates of deposits, treasury bills and other marketable securities, or similar or comparable investments of Great Lakes as of the close of business of the last business day of such fiscal year, minus (ii) $3,000,000 (the “Minimum Cash

Level”); provided, however, that commencing with the fiscal year ending on December 31, 2007, (y) the Minimum Cash Level shall be increased at each fiscal year end by $400,000 for each $10,000,000 incremental increase in revenues realized by Great Lakes during the fiscal year then ended over the actual total revenues from all sources posted in Great Lakes’ fiscal year ended December 31, 2006, or (z) the Minimum Cash Level shall be decreased at each fiscal year end by $400,000 for each $10,000,000 incremental decrease in revenues realized by Great Lakes during the fiscal year then ended over the actual total revenues from all sources posted in Great Lakes’ fiscal year ended December 31, 2006; provided that in no event shall the Minimum Cash Level at any time be less than $3,000,000.

(B)	Voluntary Prepayment. Great Lakes may prepay its obligations in whole or in part under this Agreement or any of the Transaction Documents (as defined below) at any time without penalty.

(C)	Application of Prepayments. All prepayments made pursuant to Sections 6(A) or 6(B) shall be applied in the following order: first, to the Engine Overhaul Note until such time as it has been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Engine Overhaul Note in such order or preference as RACC may determine; second, to the Senior Note until such time as it has been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Senior Note in such order or preference as RACC may determine; and third, to the Aircraft Notes until such time as they have been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Aircraft Notes in such order or preference as RACC may determine; with all such prepayments to be applied to reduce the then-remaining installments due thereunder in the inverse order of scheduled maturity and, in the case of prepayments in respect of the Aircraft Notes, applied thereto on a pro rata basis.

(D)	Proceeds of Embraer Aircraft.

(1)	Any and all proceeds arising from the sale or loss of (a) any Embraer Aircraft or (b) the Embraer model EMB-120ER aircraft with manufacturer’s serial number 120-071 (collectively, the “Embraer Proceeds”) shall be paid to RACC and applied in accordance with the following subparagraph.

(2)

All Embraer Proceeds shall be applied in the following order: first, to the Engine Overhaul Note until such time as it has been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Engine Overhaul Note in such order or preference as RACC may determine; second, to the Senior Note until such time as it has been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Senior Note in such order or preference as RACC may determine; and third, to the Aircraft Notes until such time as they have been paid in full, with such prepayments being applied to principal, interest and other amounts owing under the Aircraft Notes in such order or preference as RACC may determine; with all such prepayments to be applied to reduce the then-remaining installments due thereunder in the inverse order of scheduled maturity and, in the case of prepayments in respect of the Aircraft Notes, applied thereto on a pro rata basis.

7.	Collateral Security of Borrower.

(A)

All indebtedness, obligations and liabilities of Great Lakes to RACC, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement, the Corporate Security Documents (as defined below), the Senior Note, the Aircraft Notes, the Engine Overhaul Note, the Aircraft Security Agreements and any other notes, security agreements, leases or other agreements in favor of RACC or to which RACC is a party (such documents, as amended and in effect from time to time, are referred to collectively as the “Transaction Documents”), including, without limitation, all such indebtedness, obligations and liabilities that would become due but for the operation of the automatic stay pursuant to section 362(a) of the Federal Bankruptcy Code and the operation of sections 502(b) and 506(b) of the Federal Bankruptcy Code and including, without limitation, post-petition interest (such indebtedness, obligations and liabilities are collectively referred to as the “Obligations”) shall continue to be secured by a first priority perfected lien on all accounts receivable, inventory and (subject only to historic liens and liens entitled to priority under applicable law) other assets, including, without limitation, real estate, of Great Lakes, whether now owned or hereafter acquired, pursuant to the terms of the Security Agreement dated as of December 31, 2002 between Great Lakes and RACC (the “Existing Security Agreement”), as amended by an amendment thereto (the “Security Agreement Amendment”, the form of which is attached hereto as Exhibit D; the Existing Security Agreement, as amended by the Security Agreement Amendment and as may be further amended and in effect from time to time, is hereinafter referred to as the “Security Agreement”), the Security Agreement and Encumbrance Against Aircraft Carrier Engines, Propellers, Appliances and Spare Parts dated August 21, 1997 between Great Lakes and RACC (as amended and in effect on the date hereof, the “Existing FAA Security Agreement”), as amended by an amendment thereto (the “FAA Security Agreement Amendment”, the form of which is attached hereto as Exhibit E; the Existing FAA Security Agreement, as amended by the FAA Security Agreement Amendment and as may be further amended and in effect from time to time, is hereinafter referred to as the “FAA Security Agreement”), the Amended and Restated Security Agreement dated as of December 31, 2002 between Great Lakes and RACC for the Embraer model EMB-120ER aircraft with manufacturer’s serial number 120-071 (the “Existing 120-071 Security Agreement”), as amended by an amendment thereto (the “120-071 Security Agreement Amendment”, the form of which is attached hereto as Exhibit F; the Existing 120-071 Security Agreement, as amended by the 120-071 Security Agreement Amendment and as may be further amended and in effect from time to time, is hereinafter referred to as, the “120-071 Security Agreement”), and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to the Security Agreement or any other document to which Great Lakes is a party (collectively, with the FMP Collateral Assignment, the “Corporate Security Documents”).

(B)	On or before the date hereof, as additional security for all of the payment and other obligations of Great Lakes to RACC including, without limitation, under the Existing Restructuring Agreement (including, without limitation, the Transaction Documents referred to therein) and/or under this Agreement, unless the Continued Effectiveness Date (as hereinafter defined in Section 8(A)) is not achieved, including, without limitation, all of the Obligations as that term is defined in Section 7(A) of this Agreement, Great Lakes is pledging to RACC a security interest in the three Embraer aircraft model EMB-120ER having manufacturer’s serial numbers 120.299, 120.108 and 120.096, together with all engines, propellers, avionics, parts, components and equipment installed thereon and all records, logs, manuals, books, and other documents currently in the possession of Great Lakes relating thereto (collectively, the “Embraer Aircraft”) by executing and delivering to RACC a separate security agreement for each Embraer Aircraft in the form attached hereto as Exhibit G (each an “Embraer Security Agreement,” and collectively, the “Embraer Security Agreements”). The Embraer Security Agreements shall constitute and be considered Corporate Security Documents and shall and do secure any and all indebtedness owed by Great Lakes to RACC, from time to time, including, without limitation, obligations under or referred to in the Existing Restructuring Agreement (including, without limitation, the Transaction Documents referred to therein) and under this Agreement, unless the Continued Effectiveness Date is not achieved, including, without limitation, all of the Obligations. For the avoidance of doubt, the grant of the additional security provided under this Section 7(B) shall be effected and shall remain in effect, irrespective of whether or not the Continued Effectiveness Date is achieved and despite other provisions of this Agreement not becoming effective.

8.	Effective Date; Conditions to Effectiveness.

(A)	Effective Date. This Agreement shall have effect from the date hereof (the “Effective Date”), but will remain in effect if, and only if, on or before 5:00 P.M. Eastern time on March 23, 2007, each of the conditions to continued effectiveness contained in this Section 8 (the “Conditions to Continued Effectiveness”) has been satisfied (the first date as of which all of these conditions to continued effectiveness shall have been satisfied is referred to herein as the “Continued Effectiveness Date”). If each of the Conditions to Continued Effectiveness is not satisfied by or before 5:00 P.M. Eastern time on March 23, 2007, except with respect to the additional security provided under Section 7(B) of this Agreement, this Agreement shall not be effective and shall be null and void ab initio. In such event, each of the Existing Restructuring Agreement and the other “Transaction Documents” (as defined in the Existing Restructuring Agreement) shall continue in full force and effect and RACC shall continue to possess each and every one of its rights and remedies available pursuant to the Existing Restructuring Agreement and the “Transaction Documents” (as defined in the Existing Restructuring Agreement). If the Continued Effectiveness Date is not achieved, Great Lakes acknowledges and agrees that, since, as Great Lakes acknowledges and agrees, Events of Default under the Existing Restructuring Agreement and the Transaction Documents (as defined in the Existing Restructuring Agreement) have occurred and are continuing, RACC has the right to immediately exercise any or all of its rights and remedies, without notice, delay or any act or action of any type or kind.

(B)	Conditions to Continued Effectiveness. The continued effectiveness of this Agreement as a contract shall be subject to the occurrence or delivery to RACC of the following Conditions to Continued Effectiveness on or prior to the Continued Effectiveness Date:

(1)	This Agreement, executed by Great Lakes and RACC;

(2)	The twenty-five (25) Aircraft Notes, executed by Great Lakes;

(3)	The twenty-five (25) Aircraft Security Agreement Amendments, executed by Great Lakes and RACC;

(4)	The Senior Note, executed by Great Lakes;

(5)	The FMP Collateral Assignment shall be in full force and effect;

(6)	All UCC-1 Financing Statements required by the Collateral Assignment, naming Great Lakes as Debtor and RACC as Secured Party;

(7)	The Security Agreement Amendment, executed by Great Lakes and RACC;

(8)	The FAA Security Agreement Amendment, executed by Great Lakes and RACC;

(9)	The 120-071 Security Agreement Amendment, executed by Great Lakes and RACC;

(10)	Each Embraer Security Agreement, executed by Great Lakes and RACC;

(11)	A copy of the resolutions of the Board of Directors of Great Lakes ratifying the execution of this Agreement and approving the execution and delivery of the other Transaction Documents (as defined below) to be delivered by it hereunder and the transactions contemplated thereby, certified by an officer to be true and correct and in full force and effect as of the Continued Effectiveness Date;

(12)	A copy of (i) the charter and (ii) the by-laws of Great Lakes, each certified by an officer to be true and correct and in full force and effect as of the Continued Effectiveness Date;

(13)	Corporate and tax good standing certificates for Great Lakes in (i) its jurisdiction of incorporation, (ii) the jurisdiction where its chief operating office is located, and (iii) any jurisdiction where its material assets are located;

(14)	Legal opinions of Briggs and Morgan, P.A., counsel to Great Lakes, and of Davis, Brown, Koehn, Shors & Roberts, P.C, special Iowa counsel to Great Lakes, with respect to corporate authority, enforceability, perfection and such other matters as RACC’s counsel may reasonably request;

(15)	A copy of the Financial Plan (as hereinafter defined) for the 2007 fiscal year;

(16)	Great Lakes shall have paid all of RACC’s legal and out-of-pocket expenses incurred through the Continued Effectiveness Date as set forth on Schedule 3 hereto, in an aggregate amount not to exceed $80,000;

(17)	All outstanding amounts that are then due and payable on or before the Continued Effectiveness Date by Great Lakes under the Engine Overhaul Note shall have been paid in full; and

(18)	Great Lakes shall have paid all outstanding amounts due and payable to Pratt & Whitney under the FMP Agreement or otherwise and the terms of such repayment plan shall be acceptable to RACC.

(19)	Great Lakes shall have delivered to RACC final versions of Schedules 4, 5, and 6 in form and substance reasonably satisfactory to RACC.

(20)	Great Lakes shall have become registered as a “Transacting User Entity” pursuant to the requirements of the Cape Town Treaty (as defined in the Embraer Security Agreements) so as to permit the recordation of all of RACC’s registrable interests in the Aircraft, the Embraer Aircraft or otherwise.

9.	Great Lakes Covenants. As partial consideration for the settlements and agreements of RACC contained herein, until such time as all Obligations shall be paid in full in cash, Great Lakes agrees as follows:

(A)	Great Lakes Indebtedness. Great Lakes will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than: (1) the Obligations; (2) Indebtedness existing on the Effective Date and described on Schedule 4 and any renewals or replacements of such Indebtedness, but only to the extent such renewal or replacement does not increase the amount of such Indebtedness; (3) Indebtedness arising pursuant to airport or gate leases or renewals or replacements of existing airport or gate leases at airports currently served by Great Lakes or at airports that Great Lakes may serve at from time to time in the future, (4) operating leases for seven (7) aircraft to be leased to Great Lakes by MidWest Airlines for operations in St. Louis and Milwaukee on commercially reasonable terms that are reasonably acceptable to RACC, (5) Indebtedness in connection with the startup of operations in St. Louis and Milwaukee in an aggregate amount not to exceed $250,000 outstanding at any time, and (6) other Indebtedness incurred in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $500,000.

“Indebtedness” means, whether on or off balance sheet for purposes of with generally accepted accounting principles (“GAAP”): (a) all obligations for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of Great Lakes, all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, and all obligations arising under capitalized leases, synthetic leases, operating leases and securitization transactions, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations secured by liens on property owned or acquired by Great Lakes whether or not the obligations secured thereby shall have been assumed, and (d) all guaranties by such entity of any of the foregoing for the benefit of another person.

(B)	Payment of Dividends and Distributions. Great Lakes shall not declare or make any dividend or other distributions to any holder of any Common Stock or any other capital stock of Great Lakes, except for dividends declared or made in the form of common stock, par value $.01 per share, of Great Lakes (the “Common Stock”), redeem or purchase any Common Stock or any other capital stock of Great Lakes (other than the acceptance of shares in payment of the exercise or purchase price of equity-based compensation) or make any loan or other payments to any affiliate or holder of Common Stock or any other capital stock of Great Lakes.

(C)	Provision of Financial Statements and Financial Plans.

(1)	Quarterly Financial Statements. As soon as available and, in any event, within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year, Great Lakes shall furnish to RACC copies of its financial statements, consisting of at least a balance sheet as at the close of such quarter and statements of earnings for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, in each case in conformity with GAAP, duly certified by the principal financial officer of Great Lakes.

(2)	Annual Financial Statements. As soon as available and, in any event, within ninety (90) days after the end of each fiscal year, Great Lakes shall furnish to RACC copies of its audited financial statements, consisting of at least a balance sheet of Great Lakes for such year and statements of earnings and cash flows, in each case in conformity with GAAP setting forth in each case in comparative form corresponding figures from the preceding fiscal year, with all such financial statements to be certified without qualification, except for any qualifications so given in the past and other qualifications reasonably acceptable to RACC, by Great Lakes’ certified public accountants.

(3)	Financial Plans. On or before the first day of each fiscal year, Great Lakes shall furnish to RACC copies of its annual operating and cash flow forecasts for such fiscal year (collectively, the “Financial Plan”).

(4)	Officer’s Certificate. At the time of delivery of the financial statements of Great Lakes provided for in Section 9(C)(1) and (2), a certificate of the Chief Financial Officer of Great Lakes (I) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Great Lakes proposes to take with respect thereto; and (II) setting forth a detailed variance analysis showing how such financial statements differ from the most recent Financial Plan.

(D)	Confidentiality and Non-Disclosure. This Agreement is confidential between the parties. Great Lakes agrees not to disclose the provisions of this Agreement to any person without the prior written consent of RACC, except (i) as may be required by Great Lakes in order to restructure its current debt with existing aircraft creditors, provided that Great Lakes may disclose solely the fact that its obligations to RACC are being restructured and the terms of the restructured debt, but Great Lakes may not disclose any other details of this Agreement, (ii) to its legal and financial advisers and its independent public accountants (on the condition that they agree not to disclose such provisions) and (iii) as may be required by applicable law, including applicable securities law.

(E)	No Material Transactions. Without the prior written consent of RACC (which consent shall not unreasonably be withheld), Great Lakes shall not become a party to or agree to or effect any merger, amalgamation or consolidation, asset acquisition, stock acquisition, disposition of any of its assets or create or permit to exist any subsidiary unless, as a result of such disposition, all Obligations shall be contemporaneously paid in full in cash.

(F)

Affiliate Transactions. Great Lakes shall not engage in any transaction with any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of Great Lakes, any corporation, partnership, trust or other entity in which any such affiliate has a substantial interest or is an officer, director, trustee or partner, unless such transaction (i) is on terms no more favorable to such person than would have been obtainable on an arm’s-length basis in the ordinary course of business and (ii) is not material in terms of the net cash that is paid out of the business of Great Lakes, and upon RACC’s request, it shall have the right to audit any such transaction and Great Lakes agrees to cooperate with RACC in any such audit. By executing this Agreement, Great Lakes certifies that each transaction between Great Lakes and an affiliate existing on the date of this Agreement is set forth on Schedule 5 In addition, Great Lakes certifies, and RACC agrees, that each transaction listed on Schedule 5 satisfies the requirements set forth in clauses (i) and (ii) of the preceding sentence.

(G)	Further Assurances. Great Lakes will promptly furnish such information and execute and deliver such further documents, and do all other such acts as RACC may reasonably request to further implement the provisions contained in this Agreement, including, without limitation, its obligation to cooperate with RACC to facilitate any assignment of any of the Aircraft Notes pursuant to Section 2.

(H)	Capital Expenditures. Great Lakes shall not make Capital Expenditures that exceed, in the aggregate, $800,000 for its 2007 fiscal year or any fiscal year thereafter and, so long as no Default or Event of Default has occurred and is continuing, increasing by five percent (5%) in each fiscal year thereafter. “Capital Expenditures” means amounts paid or Indebtedness incurred by Great Lakes in connection with the purchase or lease by Great Lakes of fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will), that would be required to be capitalized and shown on its balance sheet in accordance with GAAP, provided that this Section 9(H) shall not include (i) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, (ii) capitalizable spares or rotables related to the Aircraft or (iii) any Indebtedness permitted by Section 9(A).

(I)	Restructuring of Other Aircraft Indebtedness. In the event that Great Lakes restructures, amends or otherwise modifies any Great Lakes’ Indebtedness owing to other similarly situated aircraft creditors (specifically, Finova Capital and Boeing Capital), such restructurings, amendments or other modifications shall be on terms acceptable to RACC to ensure that none of these creditors shall be paid more than RACC (on a relative basis).

(J)

Negative Pledge as to Gate Agreements, Routes and Slots. To the extent Great Lakes has or acquires any of the following in the future, Great Lakes shall not create or permit to exist any lien, encumbrance, charge or security interest of any kind on (a) agreements providing Great Lakes with the right to use, operate or occupy space in any airport in the United States (“Gate Agreements”), (b) route authorities (“Routes”), or (c) rights and operational authority acquired or held by Great Lakes in and to the operating authority granted by the Federal Aviation Administration (the “FAA”) pursuant to Title 14 to conduct one Instrument Flight Rule (as defined under the federal aviation regulations) landing or takeoff operating in a specified time period (“Slots”).

10.	Representations and Warranties.

(A)	By Great Lakes. Great Lakes represents and warrants to RACC as of the date hereof that:

(1)	Authority and Enforceability. Great Lakes has the full power to enter into and perform its respective obligations under this Agreement and all other Transaction Documents contemplated hereby or executed pursuant hereto to which Great Lakes is a party. The execution and delivery of this Agreement, the Aircraft Notes, the Aircraft Security Agreement Amendments, the Senior Note, the Engine Overhaul Note, the FMP Collateral Assignment, the Security Agreement Amendment, the FAA Security Agreement Amendment, the 120-071 Security Agreement Amendment, the Embraer Security Agreements and all other Transaction Documents contemplated hereby or executed pursuant hereto to which Great Lakes is a party and the performance and observance of their terms, conditions and obligations have been duly authorized by all necessary action on the part of Great Lakes. This Agreement, the Aircraft Notes, the Aircraft Security Agreement Amendments, the Senior Note, the Engine Overhaul Note, the FMP Collateral Assignment, the Security Agreement Amendment, the FAA Security Agreement Amendment, the 120-071 Security Agreement Amendment, the Embraer Security Agreements and all other Transaction Documents contemplated hereby or executed pursuant hereto constitute, when executed and delivered by Great Lakes to RACC, will be valid and binding obligations of Great Lakes enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity).

(2)

No Conflict. The execution, delivery and performance of this Agreement, the Aircraft Notes, the Aircraft Security Agreement Amendments, the Senior Note, the Engine Overhaul Note, the FMP Collateral Assignment, the Security Agreement Amendment, the FAA Security Agreement Amendment, the 120-071 Security Agreement Amendment, the Embraer Security Agreements and all other Transaction Documents to which Great Lakes is a party and the consummation of the transactions herein contemplated on the part of Great Lakes will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, rule or regulation applicable to, or order of any governmental body or agency or any court having jurisdiction over Great Lakes or any of its properties, or any agreement or instrument to which Great Lakes is a party or by which Great Lakes is bound or to which any of the properties of Great Lakes is subject, or the charter or by-laws of Great Lakes.

(3)	Litigation. Except as set forth on Schedule 6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against Great Lakes before any governmental authority, that, (a) if adversely determined, might, either in any case or in the aggregate, (i) have a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of Great Lakes, or (ii) materially impair the right of Great Lakes to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of Great Lakes, or (b) which question the validity of this Agreement or any of the other Transaction Documents, or any action taken or to be taken pursuant hereto or thereto.

(4)	Great Lakes has no Gate Agreements, Routes, or Slots.

(B)	By RACC. RACC represents and warrants to Great Lakes that it has the full power to enter into and perform its obligations under this Agreement and all other documents contemplated hereby or executed pursuant hereto. The execution and delivery of this Agreement, the Aircraft Notes, the Aircraft Security Agreement Amendments, the Senior Note, the Engine Overhaul Note, the FMP Collateral Assignment, the Security Agreement Amendment, the FAA Security Agreement Amendment, the 120-071 Security Agreement Amendment, the Embraer Security Agreements and all other Transaction Documents contemplated hereby or executed pursuant hereto to which RACC is a party and the performance and observance of their terms, conditions and obligations have been duly authorized by all necessary action on the part of RACC. This Agreement, the Aircraft Notes, the Aircraft Security Agreement Amendments, the Senior Note, the Engine Overhaul Note, the FMP Collateral Assignment, the Security Agreement Amendment, the FAA Security Agreement Amendment, the 120-071 Security Agreement Amendment, the Embraer Security Agreements and all other Transaction Documents contemplated hereby or executed pursuant hereto constitute, when executed and delivered by RACC to Great Lakes, valid and binding obligations of RACC, respectively, enforceable in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity).

11.	Events of Default and Remedies.

(A)	The following events shall constitute “Events of Default” under this Agreement (with a “Default” occurring if, with the passage of time, the giving of notice, or both, the act or omission would become an Event of Default):

(1)	The failure by any party to perform or comply with any promise, agreement, obligation, warranty or covenant made by it herein, in any other Transaction Document or in the FMP Agreement, if such default is not cured by Great Lakes, on the one hand, or RACC, on the other, within thirty (30) calendar days of receipt of notice from any party specifying such default; provided, however, that there shall be no cure period, except as otherwise specifically set forth in the applicable Transaction Document, with respect to any payment default by Great Lakes in respect of any of the Obligations;

(2)	Any of the following events shall have occurred: (a) Charles R. Howell, or a replacement reasonably acceptable to RACC, shall no longer serve as Chief Executive Officer of Great Lakes, or (b) Michael Matthews, or a replacement reasonably acceptable to RACC, shall no longer serve as Chief Financial Officer of Great Lakes; or

(3)	Any “Event of Default” as defined in any of the Transaction Documents shall have occurred.

(B)	Remedies. Upon the occurrence of any Event of Default, a non-defaulting party may proceed with every remedy available at law or equity or provided for herein or in any Transaction Document or document executed in connection herewith or therewith. No delay or failure of any party in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of the right by such party, and no exercise or partial exercise or waiver of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other right or remedy that such party may have. The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that any party shall otherwise have. Further, nothing contained herein shall obligate any party to undertake any action unless required by law.

(C)	Default Interest Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal under each of the Notes shall bear interest at the Default Interest Rate. The “Default Interest Rate” is defined as ten percent (10%) per annum.

12.	Notices. Any notice pertaining to or required by this Agreement shall be deemed sufficiently given if personally delivered or sent by registered or certified mail, return receipt requested, to the party to whom said notice is to be given, or sent via telecopier with oral confirmation from a person at the receiving office that the transmission has been received, or sent via overnight carrier. Notices sent by registered or certified mail shall be deemed given on the third day after the date of postmark. Notices hand-delivered shall be deemed given on the date delivered. Notices forwarded by telecopier shall be deemed given upon the foregoing oral confirmation that the transmission has been received. Notices sent by overnight carrier shall be deemed delivered the day after being forwarded. Until changed by written notice given by any of the noted parties, the addresses of the parties shall be as follows:

Great Lakes:	Great Lakes Aviation, Limited
Attention: President
1022 Airport Parkway
Cheyenne, Wyoming 82001
Telephone: (307) 432-7000
Telecopier: (307) 432-7001

with a copy to:	Briggs and Morgan, P.A.
Attention: Timothy R. Thornton
2200 IDS Center
Minneapolis, Minnesota 55402
Telephone: (612) 977-8400
Telecopier: (612) 977-8650

RACC:	Raytheon Aircraft Credit Corporation
Attention: President
101 South Webb Road
Suite 300
Wichita, Kansas 67207
Telephone: (316) 676-0639
Telecopier: (316) 676-6975

with a copy to:	Peter D. Schellie, Esq.
Bingham McCutchen LLP
2020 K Street, NW
Washington, DC 20006
Telephone: (202) 373-6000
Telecopier: (202) 373-6001

13.	Miscellaneous.

(A)	Amendments. No provision or term of this Agreement may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by Great Lakes and RACC and designated as an amendment, supplement or waiver.

(B)	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.

(C)	Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

(D)	Use of Terms. As used herein, words in any gender shall be deemed to include the other gender and the singular shall be deemed to include the plural, and vice versa.

(E)	Severability. If any provision in this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.

(F)

Governing Law and Informed Choice. THIS AGREEMENT WAS MADE AND ENTERED INTO IN THE STATE OF KANSAS AND THE LAW GOVERNING THIS TRANSACTION SHALL BE THAT OF THE STATE OF KANSAS AS IT MAY FROM TIME TO TIME EXIST. THE LAWS OF THE STATE OF KANSAS SHALL APPLY TO ANY AND ALL MATTERS ARISING FROM OR RELATED TO THIS AGREEMENT. THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS AGREEMENT OR, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, ANY OTHER TRANSACTION DOCUMENT, SHALL BE BROUGHT EXCLUSIVELY IN EITHER THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF KANSAS AT WICHITA, KANSAS OR IN THE EIGHTEENTH JUDICIAL DISTRICT COURT OF SEDGWICK COUNTY, KANSAS TO THE EXCLUSION OF ALL OTHER COURTS AND TRIBUNALS. NOTWITHSTANDING THE ABOVE, RACC (AT ITS SOLE OPTION) MAY INSTITUTE A LEGAL PROCEEDING IN ANY JURISDICTION AS MAY BE APPROPRIATE IN ORDER FOR RACC TO OBTAIN POSSESSION OF AND FORECLOSE UPON THE PROPERTY OR ASSET IN WHICH IT HAS A SECURED OR OWNERSHIP INTEREST. THE PARTIES CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN SUCH PROCEEDING. THE PARTIES TO THIS AGREEMENT EACH IRREVOCABLY WAIVES

ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTIONS IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE PARTIES TO THIS AGREEMENT EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH APPLICABLE STATE.

(G)	Waiver of Right to Jury Trial. ALL PARTIES TO THIS AGREEMENT HEREBY VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN THE EVENT OF LITIGATION CONCERNING THIS AGREEMENT.

(H)	Damages. To the extent that any party hereto is subject to liability for any breach under this Agreement or any of the other Transaction Documents, the liability of such party shall be limited to the actual and direct monetary damages caused by such breach. In no event shall any party hereto be liable for indirect, special, consequential, multiple or punitive damages, or any damage deemed to be of an indirect or consequential nature arising out of or related to its performance hereunder, whether based upon breach of contract, warranty, negligence and whether grounded in tort, contract, civil law or other theories of liability, including strict liability. To the extent that this limitation of liability conflicts with any other provision(s) in this Agreement or any of the other Transaction Documents, said provision(s) shall be regarded as amended to whatever extent required to make such provision(s) consistent with this Section 13(H).

(I)	Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of RACC and Great Lakes and their respective successors and assigns, provided that Great Lakes may not assign any rights, duties or obligations hereunder. Each of the Notes and related Transaction Documents may be fully transferred by RACC at any time to any person.

(J)	Exhibits and Schedules. All exhibits and schedules referred to herein and attached hereto are hereby incorporated by reference as an integral part of this Agreement, subject to the terms and conditions set forth herein.

(K)

Entire Agreement; Mutual Effort to Achieve Final Effectiveness. This Agreement, taken together with the additional Transaction Documents to be executed in connection herewith (as set forth herein), constitute the entire agreement between RACC and Great Lakes concerning the subject matter hereof and supersede and merge any prior written or oral agreements between RACC and Great Lakes concerning the subject matter hereof. Each of RACC and Great Lakes agrees to exercise all commercially reasonable efforts and activities as may be necessary or prudent to achieve the Continued Effectiveness Date, when and as provided in the above Section 8.

(L)	Time of Essence. Time is of the essence with respect to all of the provisions of this Agreement.

(M)	Termination of Agreement. This Agreement shall terminate upon the indefeasible payment in full in cash of all of the Obligations.

(N)	Expenses. Great Lakes will pay all of RACC’s costs and expenses in connection with the negotiation and drafting of this Agreement and the satisfaction of the Conditions to Continued Effectiveness, including, without limitation, the fees and expenses of counsel to RACC; provided, however, that the amount Great Lakes shall be required to pay pursuant to this sentence shall be capped at $80,000. Other than as set forth in the preceding sentence, each party to this Agreement shall bear its own legal, accounting and other expenses associated with the negotiation of this Agreement and the satisfaction of the Conditions to Continued Effectiveness.

[The remainder of this page is intentionally left blank.]

In witness of the mutual promises, covenants and agreements set forth herein, the parties have caused their duly authorized officers to execute this Agreement on the day and year set forth beneath their signatures hereto.

GREAT LAKES AVIATION, LTD., an Iowa corporation

By:	/s/Michael Matthews
Its	Chief financial Officer
Date:	March 9, 2007

RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation

By:	/s/ Andrew Mathews
Its	President
Date:	March 9, 2007

List of Exhibits and Schedules

Exhibit A	Form of Aircraft Note

Exhibit B	Form of Aircraft Security Agreement Amendment

Exhibit C	Form of Senior Note

Exhibit D	Form of Security Agreement Amendment

Exhibit E	Form of FAA Security Agreement Amendment

Exhibit F	Form of 120-071 Security Agreement Amendment

Exhibit G	Form of Embraer Security Agreement

Exhibit H	Equity Provisions from Existing Restructuring Agreement

Schedule 1	Aircraft Note Payment and Amortization Schedule

Schedule 2	Senior Note Payment and Amortization Schedule

Schedule 3	RACC’s Legal and Out-of-Pocket Expenses

Schedule 4	Existing Indebtedness of Great Lakes

Schedule 5	Existing Affiliate Transactions

Schedule 6	Litigation

FIRST AMENDMENT TO AMENDED AND

RESTATED RESTRUCTURING AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED RESTRUCTURING AGREEMENT is entered into as of March 23, 2007 (this “Amendment”), by and between Great Lakes Aviation Ltd. (“Great Lakes”), and Raytheon Aircraft Credit Corporation (“RACC”).

WITNESSETH:

WHEREAS, Great Lakes and RACC are parties to the Amended and Restated Restructuring Agreement dated as of March 9, 2007 (the “Restructuring Agreement”);

WHEREAS, the parties have agreed to certain changes as to the principal amounts, payment dates and amortization schedules of the Aircraft Notes (as defined in the Restructuring Agreement) and the Senior Note (as defined in the Restructuring Agreement);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Amendment to Section 2 of the Restructuring Agreement. The Restructuring Agreement is hereby amended by deleting in its entirety the third sentence of Section 2, and inserting in lieu thereof the following new sentence:

“Each of the Aircraft Notes shall bear interest at a fixed rate of six and three-quarters percent (6.75%) per annum, shall have an original principal amount of $2,116,573.70 and provide for monthly payments as set forth on Schedule 1 hereto payable in arrears starting on March 30, 2007.”

2. Amendment to Section 3 of the Restructuring Agreement. The Restructuring Agreement is hereby amended by deleting in their entirety the third sentence of Section 3, and inserting in lieu thereof the following two new sentences:

“Interest on the Senior Note shall be payable monthly in arrears on the thirtieth day of each month commencing on March 30, 2007.”

3. Amendment to Schedule 1 of the Restructuring Agreement. Schedule 1 of the Restructuring Agreement is hereby amended by deleting the current Schedule 1 in its entirety and replacing it with the new Schedule 1 that is attached hereto as Amendment Exhibit A.

4. Amendment to Schedule 2 of the Restructuring Agreement. Schedule 2 of the Restructuring Agreement is hereby amended by deleting the current Schedule 2 in its entirety and replacing it with the new Schedule 2 that is attached hereto as Amendment Exhibit B.

5. Continuing Effect of Restructuring Agreement. This Amendment shall not constitute an amendment or waiver of any other provision of the Restructuring Agreement not expressly referred to herein. Except as amended, modified and supplemented hereby, the Restructuring Agreement is and remains in full force and effect and is hereby ratified and confirmed.

6. GOVERNING LAW AND INFORMED CHOICE. THIS AMENDMENT WAS MADE AND ENTERED INTO IN THE STATE OF KANSAS AND THE LAW GOVERNING THIS TRANSACTION SHALL BE THAT OF THE STATE OF KANSAS AS IT MAY FROM TIME TO TIME EXIST. THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS AMENDMENT OR THE RESTRUCTURING AGREEMENT AS AMENDED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF KANSAS AT WICHITA, KANSAS, OR IN THE EIGHTEENTH JUDICIAL DISTRICT COURT OF SEDGWICK COUNTY, KANSAS, TO THE EXCLUSION OF ALL OTHER COURTS AND TRIBUNALS. THE PARTIES HEREBY CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN SUCH PROCEEDINGS. THE PARTIES EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AMENDMENT, THE RESTRUCTURING AGREEMENT AS AMENDED HEREBY OR ANY OTHER DOCUMENT RELATED THERETO. THE PARTIES EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH APPLICABLE STATE.

7. WAIVER OF RIGHT TO JURY TRIAL. ALL PARTIES TO THIS AMENDMENT HEREBY VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN THE EVENT OF LITIGATION CONCERNING THIS AMENDMENT OR THE RESTRUCTURING AGREEMENT AS AMENDED HEREBY.

8. Severability. If any provision in this Amendment shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Amendment shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.

9. Counterparts. This Amendment may be executed and delivered by the parties hereto in separate counterparts, each of which when executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.

[Remainder of this page intentionally left blank.]

Executed as of this 23 day of March, 2007, at Wichita, Kansas.

GREAT LAKES AVIATION, LTD.		RAYTHEON AIRCRAFT CREDIT CORPORATION

By:	/s/ Michael Matthews	By:	/s/Andrew Matthews
Name:	Michael Matthews	Name:	Andrew Matthews
Title:	Chief Financial Officer	Title:	President

AMENDMENT EXHIBIT A

Aircraft Note Payment and Amortization Schedule

APR	6.75%

	Event	Amount	Number
1	Loan	2,116,573.70	1
2	Balloon Payment	1,306,674.84	52

AMORTIZATION SCHEDULE - Normal Amortization, 360 Day Year

#		Payment	Interest	Principal	Balance
Loan					2,116,573.70
1	30-Mar-07	22,181.23	8,334.01	13,847.23	2,102,726.47
2	30-Apr-07	25,500.00	12,222.10	13,277.90	2,089,448.57
3	30-May-07	25,500.00	11,753.15	13,746.85	2,075,701.72
4	30-Jun-07	25,500.00	12,065.02	13,434.98	2,062,266.74
5	30-Jul-07	25,500.00	11,600.25	13,899.75	2,048,366.99
6	30-Aug-07	25,500.00	11,906.13	13,593.87	2,034,773.12
7	30-Sep-07	25,500.00	11,827.12	13,672.88	2,021,100.24
8	30-Oct-07	25,500.00	11,368.69	14,131.31	2,006,968.93
9	30-Nov-07	25,500.00	11,665.51	13,834.49	1,993,134.43
10	30-Dec-07	25,500.00	11,211.38	14,288.62	1,978,845.82
11	30-Jan-08	25,500.00	11,502.04	13,997.96	1,964,847.86
12	29-Feb-08	25,500.00	11,052.27	14,447.73	1,950,400.13
13	30-Mar-08	25,500.00	10,971.00	14,529.00	1,935,871.13
14	30-Apr-08	25,500.00	11,252.25	14,247.75	1,921,623.38
15	30-May-08	25,500.00	10,809.13	14,690.87	1,906,932.51
16	30-Jun-08	25,500.00	11,084.05	14,415.95	1,892,516.55
17	30-Jul-08	25,500.00	10,645.41	14,854.59	1,877,661.96
18	30-Aug-08	25,500.00	10,913.91	14,586.09	1,863,075.87
19	30-Sep-08	25,500.00	10,829.13	14,670.87	1,848,405.00
20	30-Oct-08	25,500.00	10,397.28	15,102.72	1,833,302.28
21	30-Nov-08	25,500.00	10,656.07	14,843.93	1,818,458.35
22	30-Dec-08	25,500.00	10,228.83	15,271.17	1,803,187.17
23	30-Jan-09	25,500.00	10,481.03	15,018.97	1,788,168.20
24	28-Feb-09	25,500.00	9,723.16	15,776.84	1,772,391.36
25	30-Mar-09	25,500.00	9,969.70	15,530.30	1,756,861.07
26	30-Apr-09	25,500.00	10,211.75	15,288.25	1,741,572.82
27	30-May-09	25,500.00	9,796.35	15,703.65	1,725,869.17
28	30-Jun-09	25,500.00	10,031.61	15,468.39	1,710,400.78
29	30-Jul-09	25,500.00	9,621.00	15,879.00	1,694,521.79
30	30-Aug-09	25,500.00	9,849.41	15,650.59	1,678,871.19
31	30-Sep-09	25,500.00	9,758.44	15,741.56	1,663,129.63
32	30-Oct-09	25,500.00	9,355.10	16,144.90	1,646,984.74
33	30-Nov-09	25,500.00	9,573.10	15,926.90	1,631,057.84
34	30-Dec-09	25,500.00	9,174.70	16,325.30	1,614,732.54
35	30-Jan-10	25,500.00	9,385.63	16,114.37	1,598,618.17
36	28-Feb-10	25,500.00	8,692.49	16,807.51	1,581,810.66
37	30-Mar-10	25,500.00	8,897.68	16,602.32	1,565,208.34
38	30-Apr-10	25,500.00	9,097.77	16,402.23	1,548,806.11
39	30-May-10	25,500.00	8,712.03	16,787.97	1,532,018.15

40	30-Jun-10	25,500.00	8,904.86	16,595.14	1,515,423.00
41	30-Jul-10	25,500.00	8,524.25	16,975.75	1,498,447.26
42	30-Aug-10	25,500.00	8,709.72	16,790.28	1,481,656.98
43	30-Sep-10	25,500.00	8,612.13	16,887.87	1,464,769.11
44	30-Oct-10	25,500.00	8,239.33	17,260.67	1,447,508.44
45	30-Nov-10	25,500.00	8,413.64	17,086.36	1,430,422.08
46	30-Dec-10	25,500.00	8,046.12	17,453.88	1,412,968.21
47	30-Jan-11	25,500.00	8,212.88	17,287.12	1,395,681.09
48	28-Feb-11	25,500.00	7,589.02	17,910.98	1,377,770.10
49	30-Mar-11	25,500.00	7,749.96	17,750.04	1,360,020.06
50	30-Apr-11	25,500.00	7,905.12	17,594.88	1,342,425.17
51	30-May-11	25,500.00	7,551.14	17,948.86	1,324,476.32
52	30-Jun-11	25,500.00	7,698.52	17,801.48	1,306,674.84

AMENDMENT EXHIBIT B

Senior Note Payment and Amortization Schedule

APR	7.0%

	Event	Amount	Number
1	Loan	13,174,754.62	1
2	Quarterly Cash Payment	652,771.69

AMORTIZATION SCHEDULE - Normal Amortization, 360 Day Year

#		Payment	Interest	Principal	Balance
Loan					13,174,754.62
0	3/30/07	51,235.16	51,235.16	0.00	13,174,754.62
1	4/30/07	79,414.49	79,414.49	0.00	13,174,754.62
2	5/30/07	75,799.96	75,799.96	0.00	13,174,754.62
3	6/30/07	404,712.47	78,326.62	326,385.85	12,848,368.78
4	7/30/07	73,922.12	73,922.12	0.00	12,848,368.78
5	8/30/07	76,386.19	76,386.19	0.00	12,848,368.78
6	9/30/07	402,772.04	76,386.19	326,385.85	12,521,982.93
7	10/30/07	72,044.29	72,044.29	0.00	12,521,982.93
8	11/30/07	74,445.76	74,445.76	0.00	12,521,982.93
9	12/30/07	572,044.29	72,044.29	500,000.00	12,021,982.93
10	1/30/08	71,473.16	71,473.16	0.00	12,021,982.93
11	2/29/08	69,167.57	69,167.57	0.00	12,021,982.93
12	3/30/08	69,167.57	69,167.57	0.00	12,021,982.93
13	4/30/08	71,473.16	71,473.16	0.00	12,021,982.93
14	5/30/08	69,167.57	69,167.57	0.00	12,021,982.93
15	6/30/08	397,859.00	71,473.16	326,385.85	11,695,597.09
16	7/30/08	67,289.74	67,289.74	0.00	11,695,597.09
17	8/30/08	69,532.73	69,532.73	0.00	11,695,597.09
18	9/30/08	395,918.57	69,532.73	326,385.85	11,369,211.24
19	10/30/08	65,411.90	65,411.90	0.00	11,369,211.24
20	11/30/08	67,592.30	67,592.30	0.00	11,369,211.24
21	12/30/08	565,411.90	65,411.90	500,000.00	10,869,211.24
22	1/30/09	64,619.69	64,619.69	0.00	10,869,211.24
23	2/28/09	60,450.68	60,450.68	0.00	10,869,211.24
24	3/30/09	62,535.19	62,535.19	0.00	10,869,211.24
25	4/30/09	64,619.69	64,619.69	0.00	10,869,211.24
26	5/30/09	62,535.19	62,535.19	0.00	10,869,211.24
27	6/30/09	391,005.54	64,619.69	326,385.85	10,542,825.40
28	7/30/09	60,657.35	60,657.35	0.00	10,542,825.40
29	8/30/09	62,679.26	62,679.26	0.00	10,542,825.40
30	9/30/09	389,065.11	62,679.26	326,385.85	10,216,439.55
31	10/30/09	58,779.52	58,779.52	0.00	10,216,439.55
32	11/30/09	60,738.83	60,738.83	0.00	10,216,439.55
33	12/30/09	808,779.52	58,779.52	750,000.00	9,466,439.55
34	1/30/10	56,279.93	56,279.93	0.00	9,466,439.55
35	2/28/10	52,648.97	52,648.97	0.00	9,466,439.55
36	3/30/10	54,464.45	54,464.45	0.00	9,466,439.55
37	4/30/10	56,279.93	56,279.93	0.00	9,466,439.55
38	5/30/10	54,464.45	54,464.45	0.00	9,466,439.55

39	6/30/10	382,665.77	56,279.93	326,385.85	9,140,053.71
40	7/30/10	52,586.61	52,586.61	0.00	9,140,053.71
41	8/30/10	54,339.50	54,339.50	0.00	9,140,053.71
42	9/30/10	380,725.34	54,339.50	326,385.85	8,813,667.86
43	10/30/10	50,708.77	50,708.77	0.00	8,813,667.86
44	11/30/10	52,399.07	52,399.07	0.00	8,813,667.86
45	12/30/10	800,708.77	50,708.77	750,000.00	8,063,667.86
46	1/30/11	47,940.16	47,940.16	0.00	8,063,667.86
47	2/28/11	44,847.25	44,847.25	0.00	8,063,667.86
48	3/30/11	46,393.71	46,393.71	0.00	8,063,667.86
49	4/30/11	47,940.16	47,940.16	0.00	8,063,667.86
50	5/30/11	46,393.71	46,393.71	0.00	8,063,667.86
51	6/30/11	374,326.01	47,940.16	326,385.85	7,737,282.02
52	7/30/11	44,515.87	44,515.87	0.00	7,737,282.02
53	8/30/11	45,999.73	45,999.73	0.00	7,737,282.02
54	9/30/11	372,385.58	45,999.73	326,385.85	7,410,896.17
55	10/30/11	42,638.03	42,638.03	0.00	7,410,896.17
56	11/30/11	44,059.30	44,059.30	0.00	7,410,896.17
57	12/30/11	1,042,638.03	42,638.03	1,000,000.00	6,410,896.17
58	1/30/12	38,114.10	38,114.10	0.00	6,410,896.17
59	2/29/12	36,884.61	36,884.61	0.00	6,410,896.17
60	3/30/12	36,884.61	36,884.61	0.00	6,410,896.17
61	4/30/12	38,114.10	38,114.10	0.00	6,410,896.17
62	5/30/12	36,884.61	36,884.61	0.00	6,410,896.17
63	6/30/12	364,499.94	38,114.10	326,385.85	6,084,510.33
64	7/30/12	35,006.77	35,006.77	0.00	6,084,510.33
65	8/30/12	36,173.66	36,173.66	0.00	6,084,510.33
66	9/30/12	362,559.51	36,173.66	326,385.85	5,758,124.48
67	10/30/12	33,128.94	33,128.94	0.00	5,758,124.48
68	11/30/12	34,233.23	34,233.23	0.00	5,758,124.48
69	12/30/12	1,033,128.94	33,128.94	1,000,000.00	4,758,124.48
70	1/30/13	28,288.03	28,288.03	0.00	4,758,124.48
71	2/28/13	26,462.99	26,462.99	0.00	4,758,124.48
72	3/30/13	27,375.51	27,375.51	0.00	4,758,124.48
73	4/30/13	28,288.03	28,288.03	0.00	4,758,124.48
74	5/30/13	27,375.51	27,375.51	0.00	4,758,124.48
75	6/30/13	354,673.87	28,288.03	326,385.85	4,431,738.64
76	7/30/13	25,497.67	25,497.67	0.00	4,431,738.64
77	8/30/13	26,347.60	26,347.60	0.00	4,431,738.64
78	9/30/13	352,733.44	26,347.60	326,385.85	4,105,352.79
79	10/30/13	23,619.84	23,619.84	0.00	4,105,352.79
80	11/30/13	24,407.17	24,407.17	0.00	4,105,352.79
81	12/30/13	1,273,619.84	23,619.84	1,250,000.00	2,855,352.79
82	1/30/14	16,975.66	16,975.66	0.00	2,855,352.79
83	2/28/14	15,880.46	15,880.46	0.00	2,855,352.79
84	3/30/14	16,428.06	16,428.06	0.00	2,855,352.79
85	4/30/14	16,975.66	16,975.66	0.00	2,855,352.79
86	5/30/14	16,428.06	16,428.06	0.00	2,855,352.79
87	6/30/14	343,361.50	16,975.66	326,385.85	2,528,966.95
88	7/30/14	14,550.22	14,550.22	0.00	2,528,966.95
89	8/30/14	15,035.23	15,035.23	0.00	2,528,966.95
90	9/30/14	341,421.07	15,035.23	326,385.85	2,202,581.10
91	10/30/14	12,672.38	12,672.38	0.00	2,202,581.10
92	11/30/14	13,094.80	13,094.80	0.00	2,202,581.10

93	12/30/14	1,262,672.38	12,672.38	1,250,000.00	952,581.10
94	1/30/15	5,663.29	5,663.29	0.00	952,581.10
95	2/28/15	5,297.92	5,297.92	0.00	952,581.10
96	3/30/15	5,480.60	5,480.60	0.00	952,581.10
97	4/30/15	5,663.29	5,663.29	0.00	952,581.10
98	5/30/15	5,480.60	5,480.60	0.00	952,581.10
99	6/30/15	332,049.14	5,663.29	326,385.85	626,195.25
100	7/30/15	3,602.77	3,602.77	0.00	626,195.25
101	8/30/15	3,722.86	3,722.86	0.00	626,195.25
102	9/30/15	330,108.70	3,722.86	326,385.85	299,809.41
103	10/30/15	1,724.93	1,724.93	0.00	299,809.41
104	11/30/15	1,782.43	1,782.43	0.00	299,809.41
105	12/30/15	301,534.34	1,724.93	299,809.41	0.00

		17,648,965.45	4,474,210.83	13,174,754.62